Exhibit 99.4



                                 LookSmart, Ltd.

                                Lock-Up Agreement

                                  June 17, 1999



Goldman, Sachs & Co.
BancBoston Robertson Stephens Inc.
Hambrecht & Quist LLC
     As Representatives (the "Representatives")
     Of the several Underwriters
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

                  Re:      LookSmart, Ltd.- Lock-Up Agreement

Ladies and Gentlemen:

     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") among LookSmart, Ltd., a Delaware corporation (the "Company"), and the group of Underwriters named therein relating to an underwritten public offering of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company (the "Offering").

     In consideration of the agreement by the Underwriters to offer and sell the Common Stock, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final Prospectus covering the public offering of the Common Stock and continuing to and including the date 180 days after the date of such final Prospectus used in connection with the Offering, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the "Undersigned's Shares").


     The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any

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right (including  without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

     Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any affiliate of the undersigned, provided that such affiliate agrees to be bound in writing by the restrictions set forth herein, or (iv) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

     The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

     Notwithstanding anything to the contrary herein, if the closing of the Offering has not occurred on or prior to September 30, 1999, this Lock-Up Agreement shall be of no further force and effect. In addition, this Lock-Up
Agreement shall be of no further force and effect if Goldman, Sachs & Co. on behalf of the Underwriters agrees to release any other party to another Lock-Up Agreement relating to the Offering prior to the termination of this Lock-Up Agreement and shall not concurrently have agreed to release the undersigned and other Holders (as defined in the Company's Second Amended and Restated Investors' Rights Agreement, dated as of March 24, 1999) on a pro rata basis.

                                             Very truly yours,

                                             COX INTERACTIVE MEDIA, INC.
                                             --------------------------
                                             Exact Name of Shareholder

                                             /s/ William L. Killen, Jr.
                                             ---------------------------
                                             Authorized Signature

                                             Vice President
                                             ---------------------------
                                                     Title